Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact: Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

REPORTS SECOND QUARTER 2012 RESULTS;

CFFO INCREASES NEARLY 55% VERSUS PRIOR YEAR

DALLAS – (BUSINESS WIRE) – August 1, 2012 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of 2012. Company highlights for the second quarter include:

Highlights

•	Adjusted Cash From Facility Operations (“CFFO”) increased 54.4% to $8.1 million, or $0.29 per share in the second quarter of 2012, an increase of $0.10 per share from the second quarter of 2011.

•

Adjusted EBITDAR increased 22.8% to $27.7 million in the second quarter of 2012, an increase of $5.1 million from the second quarter of 2011. EBITDAR margin improved to 36.0% from 35.1% in the second quarter of the prior year.

•	Revenue increased 19.7% to $77.0 million in the second quarter of 2012, an increase of $12.7 million from the second quarter of 2011.

•	Average monthly rent increased 2.6% to $2,968 per occupied unit in the second quarter of 2012, an increase of $75 per occupied unit from the second quarter of 2011.

•	Same-community occupancies increased 160 basis points from the second quarter of 2011 and 20 basis points from the first quarter of 2012.

•	The Company completed the acquisition of a senior living community in Texas for a purchase price of $19.2 million.

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“We are very pleased to report continued occupancy growth and strong operating and financial results for the second quarter,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Successful execution of our strategic plan is significantly enhancing shareholder value through a focus on operations, marketing and accretive growth. Same-community occupancies increased 160 basis points from the comparable quarter of the prior year and 20 basis points sequentially. EBITDAR margin increased by 90 basis points from the second quarter of 2011 and 40 basis points from the previous quarter. We continue to enhance our geographic concentration by acquiring high quality senior living communities that generate meaningful increases in CFFO, earnings and net asset value. So far this year, we have acquired seven communities for a combined purchase price of $75.6 million, and we are conducting due diligence on communities that should enable us to meet or exceed this level of transactions in the second half of 2012, with comparable economic benefits. As the value leader in providing quality seniors housing and care at reasonable prices, we are well positioned to make further gains as a substantially all private-pay business in an industry that benefits from need-driven demand and limited new supply.”

Recent Investment Activity

•	On April 30, 2012, the Company completed the acquisition of a senior living community in Texas for a purchase price of approximately $19.2 million. Highlights of this transaction include:

•	Additional CFFO of $0.7 million, or $0.03 per share.

•	Incremental earnings of $0.3 million, or $0.01 per share.

•	Increases annual revenue by $4.0 million.

•	Average occupancy 89%.

•	Average monthly rents are approximately $2,845.

The community was financed with approximately $11.8 million of 10-year fixed rate debt that is non-recourse to the Company with an interest rate of 4.48%.

•

In the first quarter, the Company closed the acquisition of four senior living communities as part of a five property transaction in the state of Texas. The Company has completed due diligence on the fifth community and subject to customary closing conditions, including the assumption of an existing mortgage, the Company expects to complete this transaction later this quarter.

•

The Company is conducting due diligence on additional transactions consisting of high-quality senior living communities in regions with existing extensive operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire additional communities in the third quarter.

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Financial Results

For the second quarter of 2012, the Company reported revenue of $77.0 million, compared to revenue of $64.3 million in the second quarter of 2011. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $12.6 million, or 20.1%, largely as a result of acquiring 14 communities since the second half of 2011 and converting the four Spring Meadows communities previously owned in joint ventures to leased communities. The number of consolidated communities increased from 74 in the second quarter of 2011 to 88 in the second quarter of 2012.

Average monthly rent was $2,968 per occupied unit in the second quarter of 2012, an increase of $75, or 2.6%, over the second quarter of 2011. Financial occupancy of the consolidated portfolio averaged 85.8% in the second quarter of 2012, 190 basis points higher than the second quarter of 2011, and 10 basis points higher than the first quarter of 2012.

As a percentage of resident and healthcare revenue, operating expenses were 59.4% in the second quarter of 2012, compared to 59.9% in the second quarter of 2011, an improvement of 50 basis points. Operating expenses for the second quarter of 2012 were $44.9 million, an increase of $7.2 million from the second quarter of 2011, primarily due to 14 additional communities now being consolidated.

General and administrative expenses as a percentage of revenues under management were 4.3% for the quarter, excluding transaction costs associated with the Company’s acquisition program. Transaction costs for the quarter were approximately $0.5 million.

Adjusted EBITDAR for the second quarter of 2012 was approximately $27.7 million, an increase of $5.1 million, or 22.8% from the second quarter of 2011. Adjusted EBITDAR margin was 36.0% for the period, an improvement of 90 basis points from the second quarter of 2011 and 40 basis points from the previous quarter.

Adjusted net income for the second quarter of 2012 was $2.1 million, or $0.08 per share, excluding non-recurring or non-economic items reconciled on the final page of this release. This compares to adjusted net income of $1.5 million, or $0.06 per share in the second quarter of 2011.

Adjusted CFFO was $8.1 million, or $0.29 per share in the second quarter of 2012. Adjusted CFFO exceeded the second quarter of 2011 by $2.8 million, or $0.10 per share.

For the first six months of 2012, the company reported revenue of $149.2 million, compared to revenue of $124.2 million for the first six months of 2011. Resident and healthcare revenue increased $26.7 million from the first half of the prior year.

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Adjusted EBITDAR for the first six months of 2012 was $53.4 million, compared to $43.1 million for the first six months of 2011. The Company earned adjusted net income of $4.0 million or $0.15 per share in the first six months of 2012, compared to adjusted net income of $3.2 million or $0.12 per share in the first six months of 2011. Adjusted CFFO was $14.6 million or $0.53 per share in the first six months of 2012, compared to $11.0 million or $0.41 per share in the first six months of 2011.

Operating Activities

At communities under management, same-community revenue in the second quarter of 2012 increased 3.9% versus the second quarter of 2011, excluding one community that had a recent conversion. Same-community expenses increased 3.4% and net income increased 4.6% from the second quarter of the prior year.

Same-community occupancies were 160 basis points higher than the second quarter of 2011 and 20 basis points higher than the first quarter of 2012. Same-community occupancy in the second quarter reflected occupancy gains in independent living exceeding those in higher levels of care, resulting in average rents 1.6% higher than the second quarter of 2011 and 0.7% higher than last quarter.

Capital expenditures for the second quarter of 2012 were approximately $3.4 million, representing $2.2 million of investment spending and $1.2 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures equaled approximately $500 per unit.

Balance Sheet

The Company ended the second quarter of 2012 with $46.0 million of cash and cash equivalents, including restricted cash. During the quarter, approximately $7.4 million of cash was invested as equity in a senior living community. As of June 30, 2012, the Company financed its 38 owned communities with mortgages totaling $289.0 million at fixed interest rates averaging 5.5%. The Company has no mortgage maturities before the third quarter of 2015. Net debt to second quarter annualized EBITDA was 5.4x and EBITDA to interest coverage was 3.5x in the second quarter.

The Company’s mortgage debt includes supplemental financing on existing communities with proceeds of $20.2 million that closed in the second quarter with a maturity date of July 2015. Interest on these borrowings is at a fixed rate of 4.39%. Furthermore, the Company has the ability to pursue additional supplemental financing in the future to fund further acquisitions, reflecting the appreciation in value of the Company’s owned communities. Cash on hand, cash flow from operations and proceeds from these supplemental financings are expected to be sufficient for working capital, prudent reserves and equity to fund the Company’s 2012 acquisition program.

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Q2 2012 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s second quarter 2012 financial results. The call will be held on Thursday, August 2, 2012 at 11:00 a.m. Eastern Time. The Company’s earnings release announcing second quarter 2012 financial results is scheduled to be released to news services the evening of Wednesday, August 1, 2012. The call-in number is 913-312-1507, confirmation code 4400190. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 2, 2012 at 2:00 p.m. Eastern Time, until August 11, 2012 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 4400190. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 91 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 12,600 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, Adjusted CFFO, Adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,837	$22,283
Restricted cash	9,187	9,102
Accounts receivable, net	4,726	4,526
Accounts receivable from affiliates	787	708
Federal and state income taxes receivable	—	5,438
Deferred taxes	1,588	1,479
Property tax and insurance deposits	8,396	11,395
Prepaid expenses and other	6,391	6,068

Total current assets	67,912	60,999
Property and equipment, net	437,726	365,459
Deferred taxes	12,979	5,782
Investments in unconsolidated joint ventures	1,051	1,070
Other assets, net	40,346	29,016

Total assets	$560,014	$462,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,003	$2,297
Accounts payable to affiliates	213	314
Accrued expenses	18,484	19,086
Current portion of notes payable	9,185	8,196
Current portion of deferred income	7,591	8,740
Current portion of capital lease and financing obligations	758	50
Federal and state income taxes payable	1,467	—
Customer deposits	1,546	1,530

Total current liabilities	41,247	40,213
Deferred income	20,850	26,175
Capital lease and financing obligations, net of current portion	42,626	31
Other long-term liabilities	1,759	1,826
Notes payable, net of current portion	283,190	224,940
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 28,172 and 27,699 in 2012 and 2011, respectively	285	280
Additional paid-in capital	137,038	135,301
Retained earnings	33,953	34,494
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	170,342	169,141

Total liabilities and shareholders’ equity	$560,014	$462,326

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Resident and health care revenue	$75,586	$62,946	$146,584	$119,845
Affiliated management services revenue	162	163	316	597
Community reimbursement revenue	1,278	1,226	2,346	3,717

Total revenues	77,026	64,335	149,246	124,159
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	44,909	37,684	87,395	71,739
General and administrative expenses	3,858	3,437	7,635	6,287
Facility lease expense	13,865	13,613	27,360	25,044
Stock-based compensation expense	596	332	1,241	590
Depreciation and amortization	9,050	3,583	15,756	7,141
Community reimbursement expense	1,278	1,226	2,346	3,717

Total expenses	73,556	59,875	141,733	114,518

Income from operations	3,470	4,460	7,513	9,641
Other income (expense):
Interest income	41	50	67	64
Interest expense	(4,308)	(2,734)	(7,852)	(5,451)
Loss on disposition of assets, net	(7)	(6)	(5)	(6)
Equity in losses of unconsolidated joint ventures, net	(78)	(208)	(215)	(396)

(Loss) Income before benefit (provision) for income taxes	(882)	1,562	(492)	3,852
Benefit (Provision) for income taxes	198	(691)	(49)	(1,683)

Net (loss) income	$(684)	$871	$(541)	$2,169

Per share data:
Basic net (loss) income per share	$(0.02)	$0.03	$(0.02)	$0.08

Diluted net (loss) income per share	$(0.02)	$0.03	$(0.02)	$0.08

Weighted average shares outstanding — basic	27,347	27,002	27,305	26,943

Weighted average shares outstanding — diluted	27,347	27,081	27,305	27,038

Comprehensive (loss) income	$(684)	$871	$(541)	$2,169

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2012	2011
Operating Activities
Net (loss) income	$(541)	$2,169
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	15,756	7,141
Amortization of deferred financing charges	351	165
Amortization of deferred lease costs and lease intangibles	189	1,139
Deferred income	(1,558)	(920)
Deferred income taxes	(7,306)	(5,101)
Loss on disposition of assets, net	5	6
Equity in losses of unconsolidated joint ventures	215	396
Provision for bad debts	342	94
Stock based compensation expense	1,241	590
Changes in operating assets and liabilities:
Accounts receivable	(542)	(942)
Accounts receivable from affiliates	(79)	436
Property tax and insurance deposits	2,999	2,928
Prepaid expenses and other	(323)	1,246
Other assets	2,670	(3,929)
Accounts payable	(395)	(710)
Accrued expenses	(602)	879
Federal and state income taxes receivable/payable	6,905	5,752
Customer deposits	16	384

Net cash provided by operating activities	19,343	11,723
Investing Activities
Capital expenditures	(5,649)	(3,612)
Cash paid for acquisitions	(75,595)	—
Proceeds from Spring Meadows Transaction	—	15,844
Proceeds from disposition of assets	19	—
Contributions to unconsolidated joint ventures	(211)	(464)
Distributions from unconsolidated joint ventures	15	1,442

Net cash (used in) provided by investing activities	(81,421)	13,210
Financing Activities
Proceeds from notes payable	81,888	1,079
Repayments of notes payable	(4,356)	(3,779)
Increase in restricted cash	(85)	(2,584)
Cash payments for capital lease and financing obligations	(27)	(72)
Cash proceeds from the issuance of common stock	81	862
Excess tax benefits on stock option exercised	420	260
Deferred financing charges paid	(1,289)	—

Net cash provided by (used in) financing activities	76,632	(4,234)

Increase in cash and cash equivalents	14,554	20,699
Cash and cash equivalents at beginning of period	22,283	31,248

Cash and cash equivalents at end of period	$36,837	$51,947

Supplemental Disclosures
Cash paid during the period for:
Interest	$7,332	$5,313

Income taxes	$734	$972

Non-cash operating, investing, and financing activities:

Intangible assets acquired through capital lease and financing obligations	$10,095	$—

Property and equipment acquired through capital lease and financing obligations	$14,942	$—

Notes payable assumption through capital lease and financing obligations	$18,293	$—

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Capital Senior Living Corporation

Supplemental Information

	Communities		Resident Capacity		Units
	Q2 12	Q2 11	Q2 12	Q2 11	Q2 12	Q2 11
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	38	25	5,629	4,052	4,625	3,501
Leased	50	49	6,298	6,318	5,039	5,050
Joint Venture communities (equity method)	3	3	674	674	433	433

Total	91	77	12,601	11,044	10,097	8,984

Independent living			7,035	6,617	5,844	5,515
Assisted living			4,851	3,712	3,635	2,851
Continuing Care Retirement Communities			715	715	618	618

Total			12,601	11,044	10,097	8,984
II. Percentage of Operating Portfolio
Consolidated communities
Owned	41.8%	32.5%	44.7%	36.7%	45.8%	39.0%
Leased	54.9%	63.6%	50.0%	57.2%	49.9%	56.2%
Joint venture communities (equity method)	3.3%	3.9%	5.3%	6.1%	4.3%	4.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			55.8%	59.9%	57.9%	61.4%
Assisted living			38.5%	33.6%	36.0%	31.7%
Continuing Care Retirement Communities			5.7%	6.5%	6.1%	6.9%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information

	Q2 12	Q2 11
Selected Operating Results
I. Owned communities
Number of communities	38	25
Resident capacity	5,629	4,052
Unit capacity	4,625	3,501
Financial occupancy (1)	87.4%	84.7%
Revenue (in millions)	31.4	21.0
Operating expenses (in millions) (2)	17.0	11.6
Operating margin	46%	45%
Average monthly rent	2,569	2,367
II. Leased communities
Number of communities	50	49
Resident capacity	6,298	6,318
Unit capacity	5,039	5,050
Financial occupancy (1)	84.3%	83.2%
Revenue (in millions)	44.0	41.8
Operating expenses (in millions) (2)	23.1	22.2
Operating margin	47%	47%
Average monthly rent	3,338	3,257
III. Consolidated communities
Number of communities	88	74
Resident capacity	11,927	10,370
Unit capacity	9,664	8,551
Financial occupancy (1)	85.8%	83.9%
Revenue (in millions)	75.5	62.8
Operating expenses (in millions) (2)	40.2	33.7
Operating margin	47%	46%
Average monthly rent	2,968	2,893
IV. Communities under management
Number of communities	91	77
Resident capacity	12,601	11,044
Unit capacity	10,097	8,984
Financial occupancy (1)	85.2%	82.7%
Revenue (in millions)	78.7	66.0
Operating expenses (in millions) (2)	42.0	35.6
Operating margin	47%	46%
Average monthly rent	2,984	2,917
V. Same Store communities under management
(Excludes 1 community with a conversion)
Number of communities	76	76
Resident capacity	10,818	10,818
Unit capacity	8,798	8,798
Financial occupancy (1)	84.8%	83.2%
Revenue (in millions)	67.6	65.1
Operating expenses (in millions) (2)	36.0	35.0
Operating margin	47%	46%
Average monthly rent	2,965	2,918
VI. General and Administrative expenses as a percent of Total Revenues under Management
Second quarter (3)	4.3%	4.8%
First six months (3)	4.4%	4.6%
VII. Consolidated Debt Information (in thousands, except for interest rates)
(Excludes insurance premium and auto financing)
Total fixed rate mortgage debt	288,988	172,011
Weighted average interest rate	5.5%	6.0%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance, property taxes, and casualty losses.
(3)	Excludes transaction costs incurred by the Company during the quarter.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDAR
Net income from operations	$3,470	$4,460	$7,513	$9,641
Depreciation and amortization expense	9,050	3,583	15,756	7,141
Stock-based compensation expense	596	332	1,241	590
Facility lease expense	13,865	13,613	27,360	25,044
Provision for bad debts	153	86	342	94
Casualty losses	90	210	263	231
Transaction costs	503	304	943	344

Adjusted EBITDAR	$27,727	$22,588	$53,418	$43,085

Adjusted EBITDAR Margin
Adjusted EBITDAR	$27,727	$22,588	$53,418	$43,085
Total revenues	77,026	64,335	149,246	124,159

Adjusted EBITDAR margin	36.0%	35.1%	35.8%	34.7%

Adjusted net income and net income per share
Net (loss) income	$(684)	$871	$(541)	$2,169
Casualty losses, net of tax	57	132	166	145
Transaction costs, net of tax	317	192	594	217
Resident lease amortization, net of tax	2,429	315	3,778	630
Loss on disposition of assets, net of tax	4	4	3	4

Adjusted net income	$2,123	$1,514	$4,000	$3,165

Adjusted net income per share	$0.08	$0.06	$0.15	$0.12

Diluted shares outstanding	27,347	27,081	27,305	27,038
Adjusted CFFO and Adjusted CFFO per share
Net cash provided by operating activities	$10,961	$7,755	$19,343	$11,723
Changes in operating assets and liabilities	(9,314)	(8,470)	(10,649)	(6,044)
Recurring capital expenditures	(839)	(742)	(1,636)	(1,406)
Casualty losses, net of tax	57	132	166	145
Transaction costs, net of tax	317	192	594	217
Tax impact of Spring Meadows Transaction	(106)	6,354	(212)	6,354
Tax impact of lease modification	6,983	—	6,983	—

Adjusted CFFO	$8,059	$5,221	$14,589	$10,989

Adjusted CFFO per share	$0.29	$0.19	$0.53	$0.41

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